Exhibit 99.1

Lapolla Industries Reports Financial Results for the Second Quarter Ended June 30, 2016

Results Focus on Driving Shareholder Value

Houston, TX, July 27, 2016 - Lapolla Industries, Inc. (“Lapolla” or the “Company”) (OTCQX: LPAD), a Houston-based global supplier and manufacturer of spray polyurethane foam insulation, reflective roof coatings, and equipment, today announced its financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Highlights:

•	Sales in the six months ended June 30, 2016 increased by 10% to $40.7 million compared to the same period in 2015

•	Net Income from the six months ended June 30, 2016 was $2.5 million, an increase of $4.0 Million compared to the same period in 2015

•	Adjusted EBITDA for the six months ended June 30, 2016 was $4.5 million, an increase of $3.6 million compared to the same period in 2015

“The first half results of 2016 further demonstrate the resolve our Company has to providing value to our shareholders,” stated Douglas J. Kramer, Chief Executive Officer and President of Lapolla. “All of our strategies and efforts revolve around delivering a quality product that is designed to reduce energy consumption in a cost efficient manner to select target markets around the globe. We see our business as a moral imperative towards combatting climate change. Having been in this business for over 25 years I have never been more excited about our industry and our company. We are more determined than ever on growing the bottom line and building shareholder value.”

Kramer continued, “We have built a great team of professionals in all aspects of our company from Sales, to having by the far the most qualified experienced Technical Service team in the industry, to our Finance and Operations team; as a result of their hard work and dedication, Lapolla has achieved a record Net Income and Adjusted EBITDA for the first six months of 2016. It is tremendously rewarding to be a part of a company that has come so far in such a short period of time.”

The company’s Chief Financial Officer, Jomarc Marukot added, “Our goal is to continue to grow profitably and provide a return to our shareholders. Our Fixed Charge Coverage Ratio (excluding non-scheduled principal payments) was 5.57:1 at June 30, 2016 vs 3.73:1 at December 31, 2015 and our leverage ratio was 2.2 at June 30, 2016 vs 3.5 at December 31, 2015. Adjusted EBITDA for the trailing twelve months ended June 30, 2016 was $7.6 million vs $4.1 million for the period ended December 31, 2015. These are demonstrations of the significant financial performance the company has achieved in 2016.”

As a further commitment to our shareholders, Lapolla has moved to the OTCQX, “Moving up to the OTCQX is an important strategic step in our investor outreach commitment. Being traded on the OTCQX will allow for greater exposure, accessibility, and liquidity from the investment community,” commented Michael T. Adams, the company’s Chief Governance Officer.

“Lapolla continues to seek top industry performers, in terms of personnel and independent installers and distributors, to facilitate growth and promote our value proposition,” concluded Mr. Kramer.

For further information regarding Lapolla’s financial results as of June 30, 2016, including Adjusted EBITDA, and a reconciliation of Adjusted EBITDA to net income or loss for the three and six months ended June 30, 2016 and 2015, respectively (see below), refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Lapolla’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, available at www.lapolla.com.

About Lapolla Industries, Inc.

Lapolla Industries, Inc. is a global supplier and manufacturer of spray polyurethane foam insulation, reflective roof coatings, and equipment designed to reduce energy consumption in the residential, industrial and commercial markets for both new construction and retrofit applications. More information is available at www.lapolla.com.

Forward Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, adverse economic conditions and their effect on demand for foams and coating; adverse effects of fluctuations in sales; intense competition from competitors that are better established and have significantly greater resources than us; our dependence on a few large suppliers for a large portion of materials required for production and sales of our products; loss or departure of key personnel; market acceptance of our existing and new products; unanticipated increases in raw material prices or disruptions in supply; restrictive loan covenants and/or our ability to repay or refinance debt under our credit facilities; operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk; the fact that our chairman controls a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from those of other stockholders; future sales of large blocks of our common stock, which may adversely impact our stock price; and the liquidity and trading volume of our common stock. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:
Michael T. Adams, EVP
Phone: 281-219-4700
Email: info@lapolla.com

Results of Operations
Summary

The following table presents selected financial and operating data derived from the audited financial statements of the Company as of the dates and for the periods indicated. In addition, the table presents our unaudited non-GAAP financial measures, EBITDA and Adjusted EBITDA, and includes our reconciliation to net income or loss, its most directly comparable financial measure calculated and presented in accordance with GAAP. The table is presented in thousands. All financial information for June 30, 2016 and June 30, 2015, is derived from the Company's unaudited financial statements, as disclosed in the Company's Quarterly Report on Form 10-Q, for the three and six months ended June 30, 2016, filed with the Securities and Exchange Commission.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Summary of Overall Results of Operations
Sales	$ 20,091	$ 19,543	$ 40,730	$ 37,037
Operating Income (Loss)	1,682	510	3,079	(225)
Other (Income) Expense	(29)	568	471	1,141
Net Income (Loss)	1,665	(149)	2,496	(1,548)
EBITDA	$ 2,435	$ 724	$ 4,073	$ 163
Adjusted EBITDA	$ 2,682	$ 905	$ 4,538	$ 991

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss):
Net Income (Loss):	$ 1,665	$ (149)	$ 2,496	$ (1,548)
Additions / (Deductions):
Interest Expense	304	334	626	660
Interest Expense - Related Party	183	197	366	384
Interest Expense - Amortization of Discount	45	45	90	90
Tax Expense (1)	98	143	210	265
Depreciation (2)	70	88	142	180
Amortization of Other Intangible Assets	70	66	143	132
EBITDA	$ 2,435	$ 724	$ 4,073	$ 163
Additions / (Deductions):
Share Based Compensation (3)	247	181	465	828
Adjusted EBITDA	$ 2,682	$ 905	$ 4,538	$ 991
(1) Represents amounts included in operating expenses and income tax expense.
(2) Represents amounts included in cost of sales and operating expenses.
(3) Represents non-cash share-based compensation expense for the periods then ended.

Non-GAAP Financial Measures

To supplement our financial statements presented on a GAAP basis, we disclose non-GAAP measures as EBITDA and Adjusted EBITDA because management uses these supplemental non-GAAP financial measures to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals and forecasts that are used in allocating resources. In addition, we believe many investors use these non-GAAP measures to monitor the Company’s performance. Our presentation includes these non-GAAP financial measures, and a reconciliation of EBITDA and Adjusted EBITDA to the GAAP measures most directly comparable thereto. The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income or loss. The non-GAAP financial measures of EBITDA and Adjusted EBITDA should not be considered as an alternative to net income or loss or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and is defined differently by different companies, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

EBITDA

We define EBITDA as net income or loss before interest, income taxes, depreciation and amortization of other intangible assets.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA increased by total share based compensation included in net income or loss.

The Company believes that presenting EBITDA and Adjusted EBITDA, in addition to the corresponding GAAP financial measures, provides investors greater transparency to the information used by management for financial and operational decision-making, and allows investors to see the Company’s results "through the eyes" of management. We further believe that providing this information assists investors in understanding the Company’s operating performance and the methodology used by management to evaluate and measure such performance.

We recognize that the usefulness of EBITDA and Adjusted EBITDA as an evaluative tool may have certain limitations, including:

•EBITDA and Adjusted EBITDA do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and impacts our ability to generate profits and cash flows. Therefore, any measure that excludes interest expense may have material limitations;
•EBITDA and Adjusted EBITDA do not include depreciation and amortization of other intangible assets expense. Because we use capital assets, depreciation and amortization of other intangible assets expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation and amortization of other intangible assets expense may have material limitations;
•EBITDA and Adjusted EBITDA do not include tax expenses. Because the payment of taxes is a necessary element of our costs, any measure that excludes tax expense may have material limitations;
•EBITDA and Adjusted EBITDA do not reflect capital expenditures or future requirements for capital expenditures or contractual commitments;
•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and
•Adjusted EBITDA does not include share-based compensation expense.